Exhibit 3.1

ASSOCIATED BANC-CORP

CERTIFICATE RELATING TO

THE

SERIES D PREFERRED STOCK

Pursuant to Section 180.0602

of the Wisconsin Business Corporation Law

The undersigned, Associated Banc-Corp, a Wisconsin corporation (the “Company”), in accordance with the provisions of Section 180.0602 of Wisconsin Business Corporation Law, for the purposes of eliminating from the Amended and Restated Articles of Incorporation of the Company (the “Articles”) all matters set forth in the Articles of Amendment to the Articles regarding the 5.375% Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”) of the Company filed with the Wisconsin Department of Financial Institutions on September 12, 2016 (the “Articles Amendment”) with respect to the Series D Preferred Stock, par value $1.00 per share, of the Company for purposes of cancelling the Series D Preferred Stock, hereby certifies that:

1.The undersigned is the duly elected and acting Executive Vice President, General Counsel and Corporate Secretary.

2.In accordance with the provisions of Section 180.0602 of Wisconsin Business Corporation Law, the Board of Directors of the Company has adopted the following resolutions on July 27, 2021 eliminating from the Articles all matters set forth in the Articles Amendment with respect to the Series D Preferred Stock for purposes of cancelling the Series D Preferred Stock:

WHEREAS, pursuant to Sections 180.1002(8) and 180.0602(3)(b)(2) of the Wisconsin Business Corporation Law, the Board may eliminate from the Articles by amendment the provisions thereof related to the shares of Series D Preferred Stock without shareholder approval, provided that no shares of the Series D Preferred Stock are then outstanding.

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Company be, and each of them hereby is, authorized for and in the name of the Company to take or cause to be taken such actions as are necessary or advisable to effect the elimination from the Articles the provisions thereof related to the shares of Series D Preferred Stock, including, without limitation, the preparation, execution and filing of an appropriate certification and articles of amendment  with the Wisconsin Department of Financial Institutions.

3.      All outstanding shares of the Series D Preferred Stock were redeemed by the Company as of September 15, 2021.

The undersigned declares under penalty of perjury under the laws of the State of Wisconsin that the matters set out in the foregoing Certificate are true of his own knowledge and that the foregoing Certificate has been duly adopted by the Company’s Board of Directors in accordance with the Wisconsin Business Corporation Law.

Executed at Milwaukee, Wisconsin, on September 30, 2021.

ASSOCIATED BANC-CORP

By:/s/ Randall J. Erickson

Name:Randall J. Erickson

Title:Executive Vice President, General Counsel and Corporate Secretary

Drafted by:

Brian D. Anhalt

Godfrey & Kahn, S.C.

833 E. Michigan Street, Suite 1800

Milwaukee, Wisconsin 53202